Exhibit 10.67
December 12, 2014

Mr. William P. Noglows
2521 Mercedes Drive
Fort Lauderdale, Florida 33316

Re:Service as Executive Chairman

Dear Bill:
This letter sets forth the terms of your continuing employment with Cabot Microelectronics Corporation ("CMC") in connection with your transition to an executive leadership role solely as Executive Chairman of the Board of Directors of CMC (the "Board") effective on January 1, 2015 (the "Effective Date").  Prior to the Effective Date, the terms of your employment as Chairman, President and Chief Executive Officer will be governed by your letter agreement with CMC dated as of November 2, 2003, as amended on September 23, 2008 (the "Current Letter"), which will be superseded and replaced by this letter effective as of the Effective Date.
1.	Position. On the Effective Date, you will continue only in the position of CMC's Executive Chairman and your service as CMC's President and Chief Executive Officer will cease.
2.
Term.  The initial term of your employment as Executive Chairman under this letter will commence on the Effective Date and will continue until December 31, 2015 (the "Initial Term"), subject to extension if you and CMC mutually agree in writing no later than September 30, 2015 to extend the Initial Term for a period of at least six months (the Initial Term, as it may be extended, is referred to herein as the "Term").  Your employment with CMC will cease on the last day of the Term (the "Cessation Date"), although prior to the expiration of the Term, your employment with CMC can be terminated for any reason by the Company with or without "Cause" (as such term is defined in CMC's 2012 Omnibus Incentive Plan) or by you.

3.
Board Service.  Your current term as a member of the Board will expire at CMC's annual meeting in March 2015 and you will be nominated for re-election to the Board for a three-year term (the "Renewal Term").  If you are re-elected to the Board for the Renewal Term, following the Cessation Date, you will serve CMC solely in your capacity as a non-employee director of the Board and your compensation will be in accordance with CMC's compensation plans, practices and policies for non-employee directors.

4.
Salary.  During the Term, your annual base salary will be $500,000 (such base salary, as it may be adjusted from time to time, your "Base Salary").  CMC will pay your Base Salary in accordance with its normal payroll practices and procedures as in effect from time to time.  If, during the Term and other than in connection with a Change in Control of CMC (as defined in your Amended and Restated Change in Control Severance Protection Agreement with CMC, dated as of September 23, 2008 (the "CIC Agreement")), your employment is terminated by CMC other than for Cause or you terminate employment because CMC materially breaches the terms of this letter (subject to the notice and cure provisions set forth below), you will receive a lump-sum cash payment equal to the Base Salary you would have received had you continued to be employed for the remainder of the then current Term payable within 30 days of your date of termination (subject to Section 9 of this letter), subject to the effectiveness of a release of claims signed by you in favor of CMC and delivered to CMC within 21 days following your date of termination (the "Release").  In order to invoke a termination due to CMC's material breach of this letter, (i) you must provide written notice to CMC of the basis for such claim within 30 days following the occurrence of such condition or event, (ii) CMC will have 30 days following receipt of such written notice (the "Cure Period") during which it may remedy the condition or event, and (iii) if CMC fails to remedy the condition or event giving rise to such breach during the Cure Period, you must terminate employment, if at all, within 30 days following the Cure Period.

5.
Incentive Compensation.  With respect to each completed and partial fiscal year of CMC ending during the Term, you will be eligible for an annual cash incentive award as determined by the Compensation Committee of the Board (the "Compensation Committee") in its sole discretion, based upon CMC's achievement of performance goals established by the Compensation Committee in respect of each fiscal year and otherwise in accordance with CMC's Annual Incentive Program (the "AIP") and customary procedures.  Your target annual incentive opportunity under the AIP will be 100% of your Base Salary.  Your annual cash incentive under the AIP will be paid at the same time as annual cash incentives are generally paid to other employees of CMC, but in no event later than December 15 of the year following the year such amount is earned.  If the Cessation Date occurs prior to the close of the applicable fiscal year or if you are terminated by CMC other than for Cause during the Term, or you terminate employment because CMC materially breaches the terms of this letter (subject to the notice and cure and Release provisions set forth above), and prior to a Change in Control, you will be entitled to a pro-rata bonus equal to (a) the actual amount of annual cash incentive awarded to you by the Compensation Committee based on the level of achievement of the performance goals as provided pursuant to the AIP and such other considerations determined in a manner no less favorable than those applied to other employees of CMC for the fiscal year in which the Cessation Date occurs, multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed through the Cessation Date in CMC's then-current fiscal year and the denominator of which is 365.  During the Term, you will not be eligible to be granted any additional CMC equity incentive awards, including any Deposit Share Program awards.

6.
Benefits.  During the Term, you will be entitled to continue to participate in all employee benefit plans, programs and arrangements applicable to employees and executive officers of CMC, as in effect from time to time, including, without limitation, paid time off, medical, dental, short-term and long-term disability, life insurance and 401(k) plan, according to the terms of such plans and on terms no less favorable than those available to other employees and executive officers of CMC.  It is the intent of you and CMC that during the Term you will be an employee for purposes of participation in its benefit plans and that your change in position to Executive Chairman will not constitute a "separation from service" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")).  Following the Cessation Date, you will have no further right to participate as an active employee in CMC's employee benefit and compensation plans, programs and arrangements.  During the Term, CMC will also reimburse you for normal business, travel and entertainment expenses, in accordance with its written policies and on the same basis as applied to you prior to the Effective Date.

7.
Equity Acceleration.  Subject to your continued employment through the Cessation Date, all of the unvested outstanding non-qualified stock options to acquire CMC common stock and any restricted CMC stock awards that you hold as of the Cessation Date will vest in full.  Your vested stock options will remain exercisable for the period specified in the applicable award agreements and plan documents applicable upon your termination by reason of retirement.  If, prior to the Cessation Date, your employment is terminated by CMC other than for Cause, or you terminate employment because CMC materially breaches the terms of this letter (subject to the notice and cure provisions set forth above), your outstanding and unvested stock options and restricted stock awards will vest in full as of such termination date, subject to your timely delivery and the effectiveness of the Release.

8.
Insurance and Indemnification.  As applied prior to the Effective Date, CMC will maintain you as an insured party on all directors' and officers' insurance maintained by CMC for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide you with at least the same corporate indemnification as its other executive officers and directors.

9.
Section 409A of the Code.  This letter is intended to comply with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for separation pay arrangements, short-term deferrals, reimbursements and in-kind distributions, and shall be administered accordingly.  This letter shall be construed and interpreted in accordance with such intent.  For purposes of clarity, the severance payments provided under Section 4 hereof are intended to satisfy the separation pay arrangement and short-term deferral exceptions under Section 409A of the Code, and, to the extent such exceptions are satisfied, no six-month delay (as set forth below) shall be required.  However, notwithstanding any provision herein or in the CIC Agreement to the contrary, if you would be entitled to a payment under this letter or the CIC Agreement on account of your separation from service that is not excluded from Section 409A of the Code under the exceptions for separation pay arrangements, short-term deferrals, reimbursements, in-kind distributions, or an otherwise applicable exemption, if you are a "specified employee" within the meaning of Section 409A of the Code (determined as of your date of termination), any payment(s) that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code will be accumulated and paid to you on the first day of the seventh month following your separation from service, or, if earlier, on the date of your death, to your estate.  The right to the series of installment payments hereunder is to be treated as a right to a series of separate payments in accordance with Treas. Reg. § 1.409A-2(b)(2)(iii).  In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable under this letter.

10.
Entire Agreement.  This letter contains the entire agreement between you and CMC with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral, except that during the Term, the CIC Agreement, which will supersede and replace this letter in the event of a Change in Control, and your CMC Intellectual Property and Non-Competition Agreement dated November 2, 2003, will both remain in full force and effect in accordance with their terms.  In addition, you will continue to be subject to all CMC policies, procedures and practices applicable to employees and compensation, including without limitation, its Code of Business Conduct.

Bill, if this letter reflects your understanding of the terms of your service as Executive Chairman of CMC, please indicate your acceptance by signing below and returning one copy to me.
Cordially yours,

/s/ H. Laurance Fuller
H. Laurance Fuller
Chairman of the Compensation Committee
Board of Directors
Accepted and Agreed this __ day
of December 2014.

_/s/ William P. Noglows
William P. Noglows